Exhibit (j)(1)

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in Post-Effective Amendment No. 7 to the Registration Statement on Form N-1A of Fidelity Covington Trust: Fidelity Real Estate High Income II Fund, of our report dated February 8, 2002 on the financial statements and financial highlights included in the December 31, 2001 Annual Report to Shareholders of Fidelity Real Estate High Income II Fund.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Auditor" in the Statement of Additional Information.

/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Boston, Massachusetts
April 22, 2002